Exhibit 99.1

HINES GLOBAL INCOME TRUST ACQUIRES ROYAL MAIL SORTING WAREHOUSE, EDINBURGH
£25M deal is the third Hines Global investment in UK logistics in 2019

London, 18 December 2019 - Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired the Royal Mail sorting warehouse in Edinburgh from RPMI RailPen for around £25m.

The 215,745-square-foot facility, occupied by Royal Mail, is located on Edinburgh’s Sighthill Industrial Estate adjacent to Hermiston Gait Retail Park to the west end of the city. The property serves as the collection and sorting point for all mail from the east side of Scotland and employs over 700 people on site.

The acquisition marks the third investment in UK logistics assets by Hines Global in 2019. Hines Global acquired a 139,387-square-foot asset in Milton Keynes, occupied by men’s clothing retailer Charles Tyrwhitt, and a 270,248-square-foot distribution facility in Bristol, occupied by DSG Retail, in November 2019.

Sherri Schugart, Chief Executive Officer of Hines Global, said: “We are excited to expand Hines Global’s presence in the UK logistics market by completing our third strategic logistics acquisition in the UK and our ninth acquisition worldwide this year. We continue to see attractive opportunities to acquire high quality assets in strategic markets globally.”

Greg Cooper, Hines UK director of industrial and logistics, said: “The site is a key location for Royal Mail and is well positioned to serve Edinburgh and the wider east of Scotland. We continue to see value in logistics assets that benefit from close proximity to established distribution nodes and good tenants.”

ACRE Capital Real Estate advised Hines Global on the deal and Knight Frank represented RPMI Railpen. RPMI Railpen (Railpen) is responsible for the safekeeping and investment of circa £30 billion on behalf of the Railways Pension Scheme’s 350,000 members who are connected to the railway industry.

ENDS
For further information please contact:

James McEwan
+44 (0) 20 3727 1170
James.McEwan@fticonsulting.com

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinessecurities.com/current-offerings/hgit.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 219 cities in 23 countries. Hines has approximately $124.3 billion of assets under management, including $63.8 billion for which Hines provides fiduciary investment management services, and $60.5 billion for which Hines provides third-party property-level services. The firm has 148 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,362 properties, totalling over 449 million square feet. The firm’s current property and asset management portfolio includes 514 properties, representing over 222 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world.

Since entering Europe in 1991, Hines has grown its European platform to include offices in 16 cities as well as a presence in 47 cities in 12 countries, with €18.2 billion of assets under management in Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Poland, Spain and the United Kingdom.

Visit www.hines.com for more information.